    As filed with the Securities and Exchange Commission on October 27, 2000
                                                      Registration No.
                                                                       ---------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                            HARKEN ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                                   ----------

           DELAWARE                                  95-2841597
(State or other jurisdiction of          (I.R.S. employer identification number)
incorporation or organization)

                            HARKEN ENERGY CORPORATION
                         16285 PARK TEN PLACE, SUITE 600
                              HOUSTON, TEXAS 77084
                                 (281) 717-1300
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                               KAREN KERR-JOHNSON
                            ASSISTANT GENERAL COUNSEL
                            HARKEN ENERGY CORPORATION
                         16285 PARK TEN PLACE, SUITE 600
                              HOUSTON, TEXAS 77084
                                 (281) 717-1300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                                   ----------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box:      [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering:     [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
                                 -------------

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box:

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                 AMOUNT          PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
       TITLE OF EACH CLASS OF SHARES             TO BE              AGGREGATE            AGGREGATE OFFERING         REGISTRATION
             TO BE REGISTERED                  REGISTERED     PRICE PER SECURITY (1)          PRICE (1)               FEE (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share        7,771,429             $0.4375                    $3,400,000            $901.00
------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights                7,771,429          Not Applicable           Not Applicable              -- (2)
====================================================================================================================================

----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on October 24, 2000.

(2) In accordance with Rule 457(g), no additional registration fee is required in respect of the Preferred Stock Purchase Rights.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION DATED OCTOBER 27, 2000


                                   PROSPECTUS

                                7,771,429 Shares


                            HARKEN ENERGY CORPORATION


                                  Common Stock

                                    ---------

       The selling stockholders of Harken Energy Corporation described in this prospectus are offering for sale 7,771,429 shares of common stock of Harken Energy Corporation. The selling stockholders' shares of common stock being offered for sale include preferred stock purchase rights attached to the common stock under Harken's Stockholder Rights Plan. Harken will not receive any of the proceeds from the sale of the 7,771,429 shares of common stock.

       The selling stockholders may offer their shares from time to time in open market transactions on the American Stock Exchange or in private transactions, at prevailing market prices or at privately negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. These broker-dealers, if used, may receive discounts, concessions or commissions from the selling stockholders or from the purchaser of the shares. The selling stockholders will receive the purchase price of the shares of common stock sold less any such discounts, concessions or commissions. The selling stockholders will be responsible for any such discounts, concessions or commissions.

       The common stock is traded on the American Stock Exchange, under the symbol "HEC." On October 25, 2000, the closing sales price of the common stock was $0.375 per share. Harken's principal offices are located at 16285 Park Ten Place, Suite 600, Houston Texas 77084, and its telephone number is (281) 717-1300.

       PROSPECTIVE INVESTORS SHOULD CONSIDER AND REVIEW THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 PRIOR TO INVESTING IN THE COMMON STOCK.

                                   ----------

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this prospectus is October   , 2000.
                                                       --

       The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling stockholders nor we are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
The Company..................................................................................................     3
Risk Factors.................................................................................................     3
Safe Harbor for Forward-Looking Statements..................................................................      9
Where You Can Get More Information..........................................................................      9
Use of Proceeds.............................................................................................     10
Subsequent Events...........................................................................................     11
Information About the Selling Stockholders..................................................................     12
Plan of Distribution........................................................................................     13
Legal Matters...............................................................................................     14
Experts.....................................................................................................     14

                                   ----------

       YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN GET MORE INFORMATION." WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER THE SELLING STOCKHOLDERS NOR WE ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN GET MORE INFORMATION" WAS ACCURATE ON THE DATE ON THE FRONT COVER OF THE PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                   ----------

                                   THE COMPANY

       Harken explores for, develops and produces oil and gas both domestically and internationally. Harken's domestic operations are primarily located in the Four Corners Area of Utah, Arizona and New Mexico, the Gulf Coast of Texas, in portions of West Texas and the Texas Panhandle, the Magnolia region of Arkansas, the Carlsbad region of New Mexico and St. Martin and LaFourche Parishes in Louisiana. Harken's international operations are primarily concentrated in the Republic of Colombia and the Republic of Costa Rica.

       Harken was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Harken's principal offices are located at 16285 Park Ten Place, Suite 600, Houston Texas 77084 and its telephone number is (281) 717-1300.

                                  RISK FACTORS

       Prior to making an investment decision, prospective investors should consider carefully all of the information in this prospectus and should evaluate the following risk factors.

THE TRADING PRICE OF HARKEN COMMON STOCK MAY BE SIGNIFICANTLY AFFECTED BY THE RESULTS OF DRILLING ACTIVITY IN COLOMBIA AND COSTA RICA

       Harken believes that the price of the common stock may fluctuate significantly based upon the success or failure of each well that Harken drills in Colombia and Costa Rica. Based in part on the results of such drilling activity the market price of Harken's common stock declined significantly in 1999. Between December 31, 1999 and October 25, 2000, Harken's common stock has ranged from a high of $1.50 per share to a low of $0.375 per share. For further information concerning risks in Costa Rica, see "Risk Factors - Harken could lose its rights to its interest in its concession contract in Costa Rica pursuant to a legal challenge" below.

HARKEN COULD LOSE ITS RIGHTS TO ITS INTEREST IN ITS CONCESSION CONTRACT IN COSTA RICA PURSUANT TO A LEGAL CHALLENGE

       On September 15, 2000, the Constitutional Chamber of the Supreme Court in Costa Rica made a preliminary ruling in which it challenged the original bid award of the 1.4 million acre concession contract to MKJ Xploration, Inc. ("MKJ"). Harken acquired rights to an 80% interest in the project in November of 1998 from MKJ. The relief was sought by the indigenous people of the concession region in Costa Rica who maintain that they were not adequately consulted by the government prior to offering the exploration acreage for public tender. The ruling attempts to set aside the original award and requires the Costa Rican Ministry of Environment and Energy to consult with the indigenous groups regarding its activities. If the original bid award to MKJ were to be set aside, Harken could lose its rights to the 80% interest in the project.

IF ESTIMATES OF HARKEN'S OIL AND GAS RESERVE INFORMATION ARE INACCURATE, HARKEN'S FINANCIAL CONDITION MAY SUFFER

       Harken's proved oil and gas reserve information, described in our Annual Report on Form 10-K/A, is based upon criteria mandated by the Securities and Exchange Commission ("SEC") and represents only estimates. Harken's actual production, revenues and expenditures with respect to such oil and gas reserves will likely be different from estimates and the differences may be material. If estimates of oil and gas reserves are greater than actual amounts, or if actual production costs and expenditures are greater than estimates, Harken's business, financial condition, and results of operations may be negatively affected.

       Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions.

       Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

     o    the quantities of oil and gas that are ultimately recovered;

     o    the production and operating costs incurred;

     o    the amount and timing of future development expenditures; and

     o    future oil and gas sales prices.

       Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data.

       The estimated discounted future net cash flows described in our Annual Report on Form 10-K/A should not be considered as the current market value of the estimated oil and gas reserves attributable to Harken's properties from proved reserves because such estimates are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower.

HARKEN HAS A HISTORY OF LOSSES AND MAY SUFFER LOSSES IN THE FUTURE

       Harken has reported losses in each of the last five years, including a loss of $12.8 million for the year ended 1999. Harken has reported cumulative losses of $70.9 million over the last five years. Harken's ability to generate net income is strongly affected by the market price of crude oil and natural gas. Harken may report additional losses in the future, including as a result of any decline in the market prices of crude oil and natural gas.

IF HARKEN FAILS TO COMPLY WITH THE TERMS OF AN ASSOCIATION CONTRACT, IT COULD LOSE ITS RIGHTS UNDER THAT ASSOCIATION CONTRACT

       Terms of each of the Association Contracts commit Harken to perform certain activities in accordance with a prescribed timetable. Failure by Harken to perform those activities as required could result in Harken losing its rights under the particular Association Contract, which could potentially have a material adverse effect on Harken's business. As of the date hereof, Harken was in compliance with the requirements of each of the Association Contracts, as amended.

       For more information on the specific contract terms and obligations, see the "International Exploration and Development Operations - Colombia" section of Harken's Annual Report on Form 10-K/A, which is incorporated by reference in this prospectus.

HARKEN MAY BE UNABLE TO OBTAIN ADDITIONAL FINANCING FOR ITS INTERNATIONAL ACTIVITIES, WHICH COULD RESTRICT ITS OPERATIONS

       Harken anticipates that full development of its existing and future oil and gas discoveries in Colombia and Costa Rica will take several years and may require extensive production and transportation facilities requiring significant additional capital expenditures. If Harken is unable to timely obtain adequate funds to finance these investments, it could limit or substantially delay Harken's ability to develop its oil and gas reserves. In such a case, Harken's business and results of operations could suffer.

       Harken cannot predict the ultimate amount of expenditures that will be required to fully develop its international operations. Harken anticipates that amounts required to fund its international activities will be funded from its existing cash balances, asset sales, stock issuances, production payments, operating cash flows and potentially from industry partners. Harken can not assure you that it will have adequate funds available to it to fund its international activities.

HARKEN MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK WHICH MAY DILUTE THE VALUE OF HARKEN COMMON STOCK TO CURRENT STOCKHOLDERS AND MAY ADVERSELY AFFECT THE MARKET PRICE OF HARKEN'S COMMON STOCK

       Harken may be required to issue up to approximately 43 million shares of common stock as a result of its preferred stock, outstanding warrants, stock options, and convertible notes. If Harken issues additional shares, it could result in significant dilution in your ownership position in Harken. In addition, the issuance of a significant number of additional shares of common stock could have an adverse effect on the market price of the common stock.

       There are currently several registration statements with respect to the common stock that are effective, pursuant to which certain selling stockholders of the Company may sell up to an aggregate of 32,356,612 shares of common stock. Additionally, Harken has agreed to file a registration statement with respect to shares of common stock underlying the shares of Series G1 Preferred Stock upon the occurrence of certain events. See "Subsequent Events" below. If the selling stockholders named in such registration statements sell all of the shares of common stock registered pursuant to such registration statements, this could have an adverse effect on the market price of the common stock.

       In addition, dividends on Harken's Series G1 Preferred Stock may be paid in shares of common stock, and the shares of Series G1 Preferred Stock are convertible into shares of common stock in certain circumstances (along with, in certain circumstances, any accrued and unpaid dividends that Harken does not pay in cash). As a result, the longer the shares of Series G1 Preferred Stock accrue unpaid dividends, the greater the amount of shares of common stock that could be issued upon any conversion of the shares of Series G1 Preferred Stock will be. There is no ceiling on the number of shares of common stock that holders of Series G1 Preferred Stock can receive upon conversion of the Series G1 Preferred Stock. Additionally, Harken has agreed to file a registration statement with respect to shares of common stock underlying the shares of Series G1 Preferred Stock upon the occurrence of certain events. See "Subsequent Events" below for a description of the terms of the Series G1 Preferred Stock.

       Consequently, the terms of the Series G1 Preferred Stock may require Harken to issue a potentially unlimited number of shares of common stock, which could result in significant dilution in your ownership position in Harken and may adversely affect the market price of Harken common stock.

HARKEN'S OPERATIONS IN COLOMBIA, COSTA RICA AND OTHER FOREIGN COUNTRIES WILL BE SUBJECT TO POLITICAL, ECONOMIC AND OTHER UNCERTAINTIES

       Harken conducts significant operations in Colombia and Costa Rica, and will conduct operations in other foreign countries. At December 31, 1999, approximately 61% of Harken's proved reserves were related to Harken's Colombian operations. Harken may also operate in other countries in the future. Operations in foreign countries, particularly in the oil and gas business, are subject to political, economic and other uncertainties, including:

     o the risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

     o taxation policies, including royalty and tax increases and retroactive tax claims;

     o exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over Harken's international operations;

     o laws and policies of the United States affecting foreign trade, taxation and investment; and

     o the possibility of having to be subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

       Central and South America and other regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. These uncertainties could adversely affect Harken's interests.

       For further information regarding risks in Costa Rica see "Risk Factors - Harken could lose its rights to its interest in its concession contract in Costa Rica pursuant to a legal challenge" above.

IF OIL AND GAS PRICES DECREASE, HARKEN MAY BE REQUIRED TO TAKE ADDITIONAL WRITEDOWNS

       Harken must review the carrying value of its oil and gas properties quarterly under applicable accounting rules. These rules require a writedown of the carrying value of oil and gas properties if the carrying value exceeds the applicable estimated future net revenues based on period end oil and gas prices. Whether Harken will be required to take such a charge will depend on the prices for oil and gas at the end of any quarter and the effect of reserve additions or revisions and capital expenditures during such quarter.

IF THE UNITED STATES IMPOSES ECONOMIC OR TRADE SANCTIONS ON COLOMBIA, HARKEN'S OPERATIONS IN COLOMBIA MAY BE ADVERSELY AFFECTED

       The United States has imposed economic and trade sanctions on Colombia in the past, and may impose sanctions on Colombia in the future. The President of the United States is required to determine whether foreign countries have cooperated with the United States to prevent drug trafficking. In 1995, 1996 and 1997, the President determined that Colombia had not taken sufficient steps to prevent drug trafficking. As a result, the United States imposed economic sanctions on Colombia, including withholding bilateral economic assistance, blocking Export-Import Bank and Overseas Private Investment Corporation loans and political risk insurance, and voting against multilateral assistance to Colombia in the World Bank and the InterAmerican Development Bank. In 1998, the President determined that Colombia had taken sufficient steps to prevent drug trafficking and the economic sanctions were lifted and have not been reinstated.

       If the United States were to impose sanctions on Colombia, it could affect Harken's ability to obtain the financing it needs in order to develop its Colombian properties. The imposition of sanctions on Colombia could also cause Colombia to retaliate against Harken by nationalizing Harken's Colombian assets. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect the performance of Harken's common stock and its long-term financial results. We cannot assure you the United States will not impose sanctions on Colombia in the future.

HARKEN COULD SUFFER LOSSES FROM EXCHANGE RATE FLUCTUATIONS

       Harken accounts for its Colombian operations using the U.S. dollar as its functional currency. The costs associated with Harken's exploration efforts in Colombia have typically been denominated in U.S. dollars. Harken expects that a substantial portion of its future Colombian revenues may be denominated in Colombian pesos. To the extent that the amount of Harken's revenues denominated in Colombian pesos is greater than the amount of costs denominated in Colombian pesos, Harken could suffer a loss if the value of the Colombian peso were to drop relative to the value of the U.S. dollar, which could have a material adverse effect on Harken's results of operations.

HARKEN'S OIL AND GAS OPERATIONS IN LESS DEVELOPED OIL AND GAS INDUSTRIES SUCH AS COLOMBIA AND COSTA RICA INVOLVE SUBSTANTIAL COSTS AND ARE SUBJECT TO VARIOUS ECONOMIC RISKS

       The oil and gas industries in Colombia and Costa Rica are not as developed as the oil and gas industry in the U.S. As a result, Harken's drilling and development operations may take longer to complete and may cost more than similar operations in the U.S.

       Harken's oil and gas operations will be subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause Harken's exploration, development and production activities to be unsuccessful. This could result in a total loss of Harken's investment. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

DRILLING OIL AND GAS WELLS IN COLOMBIA AND COSTA RICA COULD BE HINDERED BY HURRICANES AND OTHER OPERATING RISKS

       Harken's operations in Colombia and Costa Rica are subject to risks from hurricanes. Damage caused by hurricanes or other operating hazards could result in substantial losses to Harken. The occurrence of such an event that is not fully covered by insurance could have a material adverse effect on the financial position and results of operations of Harken.

HARKEN HAS ISSUED SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN ITS COMMON STOCK OUTSTANDING AND MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK IN THE FUTURE

       Harken is permitted under its charter to issue up to ten million shares of preferred stock. Harken can issue shares of its preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from you. Any preferred stock that is issued by Harken may rank ahead of its common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than its common stock.

       Harken's Board of Directors has approved the issuance of up to 240,000 shares of Series G1 Preferred Stock. Currently, 176,725 shares of Series G1 Preferred Stock are outstanding. The Series G1 Preferred Stock has rights senior to the common stock with respect to dividends and liquidation and are convertible into shares of common stock under certain circumstances. If the shares of Series G1 Preferred Stock are converted into common stock, this may dilute the value of common stock to current stockholders and adversely affect the market price of Harken's common stock. See "Subsequent Events" for a discussion of the terms of the Series G1 Preferred Stock.

FUTURE ACQUISITIONS MAY DILUTE YOUR PERCENTAGE OWNERSHIP IN HARKEN OR REQUIRE SUBSTANTIAL EXPENDITURES

       Harken's strategic plan includes the acquisition of additional reserves, including through business combination transactions. Harken may not be able to consummate future acquisitions on favorable terms. Additionally, future acquisitions may not achieve favorable financial results.

       Future acquisitions may involve the issuance of shares of Harken common stock, which could have a dilutive effect on the current stockholders of Harken. Furthermore, acquisitions may require substantial financial expenditures that will need to be financed through cash flow from operations or future debt and equity offerings by Harken. Harken may not be able to acquire companies or oil and gas properties using its equity as currency. In the case of cash acquisitions, Harken may not be able to generate sufficient cash flow from operations or obtain debt or equity financing sufficient to fund future acquisitions of reserves.

HARKEN FACES STRONG COMPETITION FROM LARGER OIL AND GAS COMPANIES

       The exploration and production business is highly competitive. Many of Harken's competitors have substantially larger financial resources, staffs and facilities than Harken. Harken's competitors in Colombia and Costa Rica include such major oil and gas companies as Amoco BP, Exxon/Mobil, Texaco, Conoco, Shell and Arco. These major oil and gas companies are often better positioned to obtain the rights to exploratory acreage that Harken competes for.

GOVERNMENT AGENCIES IN COLOMBIA AND COSTA RICA CAN INCREASE HARKEN'S COSTS AND CAN TERMINATE OR SUSPEND OPERATIONS

       In Costa Rica and Colombia, the laws governing the oil and gas industry require Harken to obtain an environmental permit or approval prior to conducting seismic operations, drilling a well or constructing a pipeline. The process of obtaining an environmental permit has delayed Harken's operations in the past, and could do so again in the future. Compliance with these laws and regulations may increase Harken's costs of operations, as well as further restricting its activities. For further information concerning risks in Costa Rica, see "Risk Factors - Harken could lose its rights to its interest in its concession contract in Costa Rica pursuant to a legal challenge" above.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

       We believe that certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     o statements before, after or including the words "may", "will", "could", "should", "believe", "expect", "future", "potential", "anticipate", "intend", "plan", "estimate" or "continue" or the negative or other variations of these words; and

     o    other statements about matters that are not historical facts.

       We may be unable to achieve the future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. See "Risk Factors". Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                       WHERE YOU CAN GET MORE INFORMATION

       Harken files reports, proxy statements, and other information with the SEC. Such reports, proxy statements and other information concerning Harken can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file information electronically, including Harken. Harken's common stock is listed on the American Stock Exchange. These reports, proxy statements and other information can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

       The SEC allows Harken to "incorporate by reference" the information it files with the SEC. This permits Harken to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will automatically be deemed to update and supercede this information. Harken incorporates by reference the following documents which have been filed with the SEC:

     (1)  Annual Report on Form 10-K for the year ended December 31, 1999;

     (2) Amended Annual Report on Form 10-K/A for the year ended December 31, 1999;

     (3)  Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     (4) Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2000;

     (5)  Quarterly Report on Form 10-Q for the quarter ended June 30, 2000; and

     (6) The description of the common stock contained in Harken's Registration Statement on Form 8-A, as amended, including all amendments and reports filed for the purpose of updating such description; and the description of Harken's Preferred Stock Purchase Rights as contained in Harken's Registration Statement on Form 8-A, filed with the Commission on April 7, 1998, including all amendments and reports filed for the purpose of updating such description.

       Harken also incorporates by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") until the selling stockholders sell all of the shares of common stock.

       This prospectus is part of a registration statement filed with the SEC. This prospectus does not contain all the information contained in the registration statement. The full registration statement can be obtained from the SEC. This prospectus contains a general description of Harken and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

       You can request a copy of any document incorporated by reference in this prospectus in writing or by phone. Requests for copies should be directed to Karen Kerr-Johnson, Harken Energy Corporation, 16285 Park Ten Place, Suite 600, Houston, Texas 77084 (Telephone: (281) 717-1300). Copies of any document incorporated by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates, will be provided at no cost to you.

                                 USE OF PROCEEDS

       Harken will not receive any part of the proceeds from the sale of shares of common stock by the selling stockholders.

                                SUBSEQUENT EVENTS

         On August 25, 2000, the Harken Board of Directors approved the authorization and issuance of up to 240,000 shares of Series G1 Preferred Stock (the "Series G1 Preferred"). As of the date hereof, there are 176,725 shares of Series G1 Preferred outstanding.

         The following is a summary of the material terms of the Series G1 Preferred Stock and is qualified in its entirety by the full rendition of the Certificate of Designations, Preferences and Rights of the Series G1 Preferred, which is filed as an exhibit to the registration statement of which this prospectus is part.

         The Series G1 Preferred has a liquidation value of $100 per share and is convertible at the holder's option into Harken common stock at a conversion price of $1.25 per share of underlying Harken common stock (the "Series G1 Preferred Conversion Price") for each $100 liquidation value per share of Series G1 Preferred Stock plus the amount of any accrued and unpaid dividends (whether or not earned or declared and including an amount equal to certain prorated dividends), subject to adjustment in certain circumstances. After the shares of Harken common stock underlying the Series G1 Preferred have become freely tradeable, if for any period of twenty consecutive trading days the average of the closing prices of Harken common stock during such period shall have equaled or exceeded the Target Price (as defined below), each share of Series G1 Preferred may be converted by Harken into that number of shares of Harken common stock equal to (x) each $100 liquidation value per share of Series G1 Preferred plus the amount of any accrued and unpaid dividends (whether or not earned or declared) on the Series G1 Preferred (including an amount equal to certain prorated dividends) divided by (y) the Series G1 Preferred Conversion Price. Such Target Price is initially equal to the Series G1 Preferred Conversion Price multiplied by 110%. On the first day following the first anniversary of the closing date of the Series G1 Preferred, the Target Price will be reduced to an amount equal to (x) the Series G1 Preferred Conversion Price less $0.10 (the "Adjusted Conversion Price") multiplied by (y) 110%. On the first day following each anniversary of the closing date thereafter, the Target Price will be reduced to an amount equal to (x) the Adjusted Conversion Price then in effect less $0.10 multiplied by (y) 110%. The Target Price cannot be less than $.81.

         The holders of Series G1 Preferred are entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by the Harken Board of Directors. All dividends on the Series G1 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At Harken's option, dividends may also be payable in Harken common stock at $1.25 per share of Harken common stock, if such shares of Harken common stock would be freely tradeable. Harken also may redeem the Series G1 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends (whether or not declared). In addition, on or after June 1, 2004, Harken may further elect, in any six-month period, to redeem up to 50% of the outstanding Series G1 Preferred with shares of Harken common stock valued at an average market price, and using a Redemption Value of the Series G1 Preferred that includes a 5% to 10% premium, with such premium based on the market capitalization of Harken at the time of redemption.

         Harken has agreed to file a registration statement with the SEC with respect to all of the shares of common stock that may be issuable at any time upon the conversion of any of the Series G1 Preferred. Such registration statement must be filed at the earliest practicable date, but in any event (subject to certain conditions) prior to ninety days following the receipt by Harken of the first notice of conversion from a holder of Series G1 Preferred.

                   INFORMATION ABOUT THE SELLING STOCKHOLDERS

GENERAL

       This prospectus covers the offer and sale of an aggregate of 7,771,429 shares of common stock by the selling stockholders. Harken issued such shares to the selling stockholders as a result of transactions that were entered into in July and August 2000. In these transactions, Harken issued common stock in exchange for consideration consisting of cash and certain securities.

       Harken has agreed to file a "shelf" registration statement with the SEC pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), covering the sale of shares of common stock held by the selling stockholders, and to use its reasonable best efforts to maintain the effectiveness of any such registration statement for no less than one year from the date of effectiveness of such registration statement. In addition, Harken has agreed to bear certain expenses of registration of the shares of common stock under the federal and state securities laws (currently estimated to be $4,500.00). Harken has also agreed to indemnify the selling stockholders, their transferees or assigns, against liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make.

RELATIONSHIPS WITH SELLING STOCKHOLDERS

       As indicated in the ownership chart below, certain of the selling stockholders are the holders of (a) Harken's 5% Senior Convertible Notes Due May 26, 2003 (the "Notes") and (b) Series G1 Preferred. Prior to maturity and unless previously redeemed, the Notes are convertible by the holders thereof into shares of Harken common stock at a price of $6.50, subject to adjustment under certain circumstances. Shares of Series G1 Preferred are also convertible into shares of Harken common stock. See "Subsequent Events" above.

       In addition, RP&C International, Inc., the parent company of RP&C International (Guernsey) Limited, has served as agent for Harken in various transactions during the last three years including with respect to (a) the Notes Offering, (b) a proposed offer in November 1999 to exchange the Notes for shares of Harken common stock or for shares of Harken preferred stock, (c) a private exchange in February 2000 of $6,000,000 face amount of Notes for Harken common stock, (d) several repurchases by Harken of certain of the Notes in the open market, and (e) several private placements of both common stock and preferred stock of Harken.

       Except as described above, the selling stockholders have not had any position, office or other material relationship with Harken in the last three years.

OWNERSHIP CHART

       The following chart describes the number of shares of common stock owned by the selling stockholders, the number of shares of common stock which may be offered for sale by the selling stockholders and the number of shares of common stock the selling stockholders will own if all of the shares of common stock offered hereby are sold. Any or all of the shares offered hereby may be offered for sale by the selling stockholders from time to time.

                                                                                                       PERCENT OF
                                              SHARES OWNED         SHARES         SHARES OWNED        COMMON STOCK
                                                PRIOR TO           OFFERED          AFTER THE         OWNED AFTER
          SELLING STOCKHOLDERS                THE OFFERING         HEREBY         OFFERING(1)        THE OFFERING(1)
          --------------------                ------------         ------         ------------      ----------------
Renaissance US Growth and                      2,058,608(2)      1,904,762(2)        153,846(2)            *
   Income Trust Plc
Peter Paul Keel (and certain affiliates)       1,673,648(3)      1,173,333(3)        500,315(3)            *
Bank Austria Creditanstalt                        80,000            80,000             -0-                 *
   (Schweiz) Ltd., Zurich
Credit Suisse First Boston                     1,066,667         1,066,667             -0-                 *
Coutts Bank (Schweiz) AG                         533,667(4)        266,667(4)        267,000(4)            *
Global Convertible Megatrend Ltd               1,086,667(5)      1,066,667(5)         20,000(5)            *
James Ladner                                   1,298,205(6)        906,667(6)        391,538(6)            *
Nordfinanz Bank, Zurich                          746,666           746,666             -0-                 *
Renato Schaeppi                                   68,615(7)         64,000(7)          4,615(7)            *
RP&C International (Guernsey)                  1,549,846(8)        496,000(8)      1,053,846(8)            *
   Limited

-----------

*    Less than 1%.

(1) Assumes no other disposition or acquisition of common stock and all shares of common stock offered hereby are sold.

(2)  Includes 153,846 shares of common stock underlying Notes.

(3)  Includes 184,615 shares of common stock underlying Notes.

(4)  Includes 264,000 shares of common stock underlying Series G1 Preferred.

(5)  Includes 20,000 shares of common stock underlying Notes.

(6) Includes 161,538 shares of common stock underlying Notes and 80,000 shares of common stock underlying Series G1 Preferred.

(7)  Includes 4,615 shares of common stock underlying Notes.

(8) Includes 253,846 shares of common stock underlying Notes and 800,000 shares of common stock underlying Series G1 Preferred.

                              PLAN OF DISTRIBUTION

       Harken will not receive any proceeds from the sale of common stock owned by the selling stockholders. It is anticipated that the selling stockholders will offer the shares of common stock for sale from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire the shares of common stock as principals, in all cases as designated by the selling stockholders. Such underwriters or broker-dealers acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of the 7,771,429 shares of common stock offered in this prospectus for whom they may act as agent.

       The net proceeds to the selling stockholders from the sale of common stock will be the purchase price of the common stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by Harken. The selling stockholders and any dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act.

       At any time a particular offer of common stock is made, and if required by SEC rules and regulations, the specific shares of common stock to be sold, the purchase price, public offering price, the names of any such agent, dealer or underwriter and any commission or discount with will be described in an accompanying prospectus supplement. The prospectus supplement may be in the form of a post-effective amendment to the Registration Statement of which this prospectus is a part, and will be filed with the SEC.

       The shares of common stock being offered by the selling stockholders will be sold in one or more transactions, which may include block transactions, on the American Stock Exchange or on any other market on which the common stock may be trading, in privately-negotiated transactions, through the writing of options on the shares of common stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, or a different price negotiated by the selling stockholders. The shares of common stock may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares of common stock if they deem the purchase price to be unsatisfactory.

       The selling stockholders, alternatively, may sell all or any part of the 7,771,429 shares of common stock offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders enter into such an agreement, the relevant details will be set forth in a supplement or revisions to this prospectus.

       The selling stockholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations passed by the SEC, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders or any other such person. This may affect the marketability of the shares of common stock.

                                  LEGAL MATTERS

       The validity of the shares of common stock will be passed upon for Harken Energy Corporation by Karen Kerr-Johnson, Assistant General Counsel of Harken.

                                     EXPERTS

       The audited consolidated financial statements of Harken Energy Corporation incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

       Certain of Harken's oil and gas reserves in Colombia have been reviewed by its independent reserve engineers, Gaffney, Cline & Associates, Inc., as stated in their report thereon. Harken's disclosures of its oil and gas reserves in Colombia included in its Form 10-K/A for the period ending December 31, 1999, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The expenses to be paid by Harken in connection with the offering described in this Registration Statement are estimated as follows:

Commission Registration Fee         $   901.00

Printing and Engraving Expenses         500.00

Accounting Fees and Expenses          2,500.00

Blue Sky Fees and Expenses                 -0-

Miscellaneous                           599.00
                                  ------------
            Total                 $   4,500.00
                                  ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however, provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

       Article Ten of Harken's Certificate of Incorporation and Article VII of Harken's bylaws provide, in general, that Harken shall indemnify its directors and officers under certain of the circumstances defined in Section 145. Harken has entered into agreements with each member of its Board of Directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of Harken's Certificate of Incorporation and bylaws.

ITEM 16.  EXHIBITS.

         4.1    -   Form of certificate representing shares of Harken common
                    stock, par value $.01 per share (filed as Exhibit 1 to Harken's Registration Statement on Form 8-A, File No.
                    0-9207, and incorporated by reference herein).

         4.2    -   Certificate of Designations, Powers, Preferences and Rights
                    of Series A Cumulative Convertible Preferred Stock, $1.00 par value, of Harken Energy Corporation (filed as Exhibit
                    4.1 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).

         4.3    -   Certificate of Designations, Powers, Preferences and Rights
                    of Series B Cumulative Convertible Preferred Stock, $1.00 par value, of Harken Energy Corporation (filed as Exhibit
                    4.2 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).

         4.4    -   Certificate of the Designations, Powers, Preferences and
                    Rights of Series C Cumulative Convertible Preferred Stock,
                    $1.00 par value of Harken Energy Corporation (filed as
                    Exhibit 4.3 to Harken's Annual Report on Form 10-K for fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).

         4.5    -   Certificate of the Designations of Series D Preferred Stock,
                    $1.00 par value of Harken Energy Corporation (filed as
                    Exhibit 4.3 to Harken's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, File No.
                    0-9207, and incorporated by reference herein).

         4.6    -   Rights Agreement, dated as of April 6, 1999, by and between
                    Harken Energy Corporation and ChaseMellon Shareholder
                    Services L.L.C., as Rights Agent (filed as Exhibit 4 to
                    Harken's Current Report on Form 8-K dated April 7, 1999,
                    File No. 0-9207, and incorporated by reference herein).

         4.7    -   Certificate of Designations of Series E Junior Participating
                    Preferred Stock (filed as Exhibit B to Exhibit 4 to Harken's
                    Current Report on Form 8-K dated April 7, 1999, File No.
                    0-9207, and incorporated by reference herein).

         4.8*   -   Certificate of Designations, Preferences and Rights of
                    Series G1 Convertible Preferred Stock.

         5.1*   -   Opinion of Karen Kerr-Johnson.

        23.1*   -   Consent of Arthur Andersen LLP.

        23.2*   -   Consent of Gaffney, Cline & Associates, Inc.

        23.3*   -   Consent of Karen Kerr-Johnson (included in opinion filed as
                    Exhibit 5.1).

        24.1*   -   Powers of Attorney.

----------
*      Filed herewith.


ITEM 17.  UNDERTAKINGS.

       (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (b)    The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                   (iii) To include any material information with respect to
                         the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (d)    The undersigned Registrant hereby undertakes:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 27, 2000.



                                        HARKEN ENERGY CORPORATION

                                                           *
                                        ----------------------------------------
                                        Mikel D. Faulkner, Chairman  of the
                                        Board and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                 Title                        Date
               ---------                                 -----                        ----
              *                          Chairman of the Board and Chief        October 27, 2000
---------------------------------        Executive Officer (Principal
Mikel D. Faulkner                        Executive Officer)

              *                          President, Chief Operating Officer     October 27, 2000
---------------------------------        and Director
Bruce N. Huff

              *                          Vice Chairman and Director             October 27, 2000
---------------------------------
Stephen C. Voss

                                         Director                               October 27, 2000
---------------------------------
J. William Petty

              *                          Director                               October 27, 2000
---------------------------------
Michael M. Ameen, Jr.

                                         Director                               October 27, 2000
---------------------------------
Hobart A. Smith

              *                          Director                               October 27, 2000
---------------------------------
Gary B. Wood

              *                          Director                               October 27, 2000
---------------------------------
Larry Akers

* Karen Kerr-Johnson, by signing her name hereto, does hereby sign this Registration Statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of Harken and each officer and director.

/s/ Karen Kerr-Johnson
------------------------------------
Karen Kerr-Johnson, Attorney-in-Fact

                                INDEX TO EXHIBITS

        EXHIBIT
        NUMBER                    DESCRIPTION
        ------                    -----------
         4.1    -   Form of certificate representing shares of Harken common
                    stock, par value $.01 per share (filed as Exhibit 1 to
                    Harken's Registration Statement on Form 8-A, File No.
                    0-9207, and incorporated by reference herein).

         4.2    -   Certificate of Designations, Powers, Preferences and Rights
                    of Series A Cumulative Convertible Preferred Stock, $1.00
                    par value, of Harken Energy Corporation (filed as Exhibit
                    4.1 to Harken's Annual Report on Form 10-K for the fiscal
                    year ended December 31, 1989, File No. 0-9207, and
                    incorporated by reference herein).

         4.3    -   Certificate of Designations, Powers, Preferences and Rights
                    of Series B Cumulative Convertible Preferred Stock, $1.00
                    par value, of Harken Energy Corporation (filed as Exhibit
                    4.2 to Harken's Annual Report on Form 10-K for the fiscal
                    year ended December 31, 1989, File No. 0-9207, and
                    incorporated by reference herein).

         4.4    -   Certificate of the Designations, Powers, Preferences and
                    Rights of Series C Cumulative Convertible Preferred Stock,
                    $1.00 par value of Harken Energy Corporation (filed as
                    Exhibit 4.3 to Harken's Annual Report on Form 10-K for
                    fiscal year ended December 31, 1989, File No. 0-9207, and
                    incorporated by reference herein).

         4.5    -   Certificate of the Designations of Series D Preferred Stock,
                    $1.00 par value of Harken Energy Corporation (filed as
                    Exhibit 4.3 to Harken's Quarterly Report on Form 10-Q for
                    the fiscal quarter ended September 30, 1995, File No.
                    0-9207, and incorporated by reference herein).

         4.6    -   Rights Agreement, dated as of April 6, 1999, by and between
                    Harken Energy Corporation and ChaseMellon Shareholder
                    Services L.L.C., as Rights Agent (filed as Exhibit 4 to
                    Harken's Current Report on Form 8-K dated April 7, 1999,
                    File No. 0-9207, and incorporated by reference herein).

         4.7    -   Certificate of Designations of Series E Junior Participating
                    Preferred Stock (filed as Exhibit B to Exhibit 4 to Harken's
                    Current Report on Form 8-K dated April 7, 1999, File No.
                    0-9207, and incorporated by reference herein).

         4.8*   -   Certificate of Designations, Preferences and Rights of
                    Series G1 Convertible Preferred Stock.

         5.1*   -   Opinion of Karen Kerr-Johnson.

        EXHIBIT
        NUMBER                    DESCRIPTION
        ------                    -----------
        23.1*   -   Consent of Arthur Andersen LLP.

        23.2*   -   Consent of Gaffney, Cline & Associates, Inc.

        23.3*   -   Consent of Karen Kerr-Johnson (included in opinion filed as
                    Exhibit 5.1).

        24.1*   -   Powers of Attorney.